                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                         NCO PORTFOLIO MANAGEMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    62885J108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 16, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)



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-------------------
CUSIP No. 62885J108                    13G
-------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Royal Capital Management, L.L.C.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         779,800
                          ------------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY          ------------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        779,800
                          ------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               779,800
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.7%**
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT

         **SEE ITEM 4(b).



                                       2
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-------------------
CUSIP No. 62885J108                    13G
-------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Robert W. Medway
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
--------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         779,800
                          ------------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY          ------------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        779,800
                          ------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               779,800
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.7%**
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT

         **SEE ITEM 4(b).



                                       3
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-------------------
CUSIP No. 62885J108                    13G
-------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Yale M. Fergang
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
--------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                         779,800
                          ------------------------------------------------------
       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY          ------------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        779,800
                          ------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               779,800
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.7%**
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT

         **SEE ITEM 4(b).

                                  SCHEDULE 13G

         This Schedule 13G (the "Schedule 13G") is being filed on behalf of Royal Capital Management, L.L.C. ("Royal Management"), a Delaware limited liability company, Mr. Robert W. Medway and Mr. Yale M. Fergang, the principals of Royal Management, relating to shares of common stock of NCO Portfolio Management, Inc., a Delaware corporation (the "Issuer").

         This Schedule 13G relates to shares of Common Stock of the Issuer: (1) purchased by Royal Management for the accounts of (i) Royal Capital Value Fund, L.P. ("Royal Fund"), (ii) Royal Capital Value Fund (QP), L.P. ("Royal Qualified"), both Delaware limited partnerships, and (iii) RoyalCap Value Fund, Ltd., a Cayman Islands Exempted Company ("Royal Offshore"), Royal Management acts as investment manager to Royal Fund, Royal Qualified and Royal Offshore; and (2) purchased by Royal Management for its separate managed account maintained by Bear, Stearns Securities Corp.

ITEM 1(a)         NAME OF ISSUER.

                  NCO Portfolio Management, Inc.


ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  1705 Whitehead Road
                  Baltimore, Maryland  21207-4004

ITEM 2(a)         NAME OF PERSON FILING.

                  Royal Capital Management, L.L.C. ("Royal Management"), Messrs. Robert W. Medway and Yale M. Fergang.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

                  575 Lexington Avenue, 4th Floor
                  New York, New York 10022

ITEM 2(c)         CITIZENSHIP OR PLACE OF ORGANIZATION.

                  Royal Management is a limited liability company organized under the laws of the State of Delaware. Robert W. Medway and Yale M. Fergang are the principals of Royal Management and are United States citizens.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.

                  Common Stock, par value $.01 per share (the "Common Stock").



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ITEM 2(e)         CUSIP NUMBER.

                  62885J108

ITEM 3            REPORTING PERSON.

                  Inapplicable.

ITEM 4            OWNERSHIP.

                  (a) Royal Management, and Messrs. Medway and Fergang are the beneficial owners of 779,800 shares of Common Stock.

                  (b) Royal Management, and Messrs. Medway and Fergang are the beneficial owners of 5.7% of the outstanding shares of Common Stock. This percentage is determined by dividing 779,800 by 13,576,519, the number of shares of Common Stock issued and outstanding as of August 14, 2002, as reported in the Issuer's quarterly report on Form 10-Q filed August 14, 2002.

                  (c) Royal Management, and Messrs. Medway and Fergang have the sole power to vote and dispose of the 779,800 shares of Common Stock beneficially owned by them. As the principals of Royal Management, Messrs. Yale and Fergang may direct the vote and disposition of the 779,800 shares of Common Stock beneficially owned by Royal Management.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Inapplicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

ITEM 10           CERTIFICATION.



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                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS          EXHIBIT 1

                  Joint Filing Agreement dated August 26, 2002, between Royal Management, Mr. Robert W. Medway and Mr. Yale M. Fergang.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date: August 26, 2002


                                       ROYAL CAPITAL MANAGEMENT, L.L.C.


                                       By: /s/ YALE M. FERGANG
                                          --------------------------------------
                                       Name: Yale M. Fergang
                                            ------------------------------------
                                       Title: Managing Member
                                             -----------------------------------


                                       /s/ ROBERT W. MEDWAY
                                       -----------------------------------------
                                       ROBERT W. MEDWAY


                                       /s/ YALE M. FERGANG
                                       -----------------------------------------
                                       YALE M. FERGANG



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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $.01 per share, of NCO Portfolio Management, Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

         The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

         This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of August 26, 2002.


                                       ROYAL CAPITAL MANAGEMENT, L.L.C.


                                       By: /s/ YALE M. FERGANG
                                          --------------------------------------
                                       Name: Yale M. Fergang
                                            ------------------------------------
                                       Title: Managing Member
                                             -----------------------------------


                                       /s/ ROBERT W. MEDWAY
                                       -----------------------------------------
                                       ROBERT W. MEDWAY


                                       /s/ YALE M. FERGANG
                                       -----------------------------------------
                                       YALE M. FERGANG



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